Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jim Huseby
Investor Relations
(813) 637-5000

Syniverse Reports Fourth Quarter and Full Year 2005 Results

Company Provides First Quarter/Full Year 2006 Guidance

Tampa, Fla. – Feb. 23, 2006 – Syniverse Holdings, Inc. (NYSE: SVR), a leading provider of mission-critical technology services to wireless telecommunications companies worldwide, today reported solid results for fourth quarter and full year 2005. The company also provided first quarter and full year 2006 guidance.

•	Total revenues were $83.6 million for the fourth quarter 2005, a 5.3% decrease compared to the fourth quarter 2004. Total revenues for full year 2005 were $341.8 million, a 2.8% increase compared to 2004.

•	Net revenue, which excludes off-network database queries or pass-thru revenue, was $82.1 million for the fourth quarter 2005, a decrease of 3.6% compared to the fourth quarter 2004. Net revenue for full year 2005 was $331.0 million, a 7.2% increase compared to 2004.

•	Net income attributable to common stockholders was $15.3 million in the fourth quarter 2005, compared to a net loss attributable to common stockholders of $3.9 million in the fourth quarter 2004. Net income attributable to common stockholders was $5.6 million for full year 2005, compared to a net loss of $16.5 in 2004.

•	Cash net income, a non-GAAP measure of profitability, was $17.1 million for the fourth quarter 2005, an 18.4% increase compared to the fourth quarter 2004. Cash net income was $65.2 million for 2005, a 39.0% increase compared to 2004. Cash net income reflects the positive cash impact resulting from the significant difference in amortization of goodwill for financial reporting and tax purposes and is determined by adding the cash savings arising from the tax deductible goodwill amortization to adjusted net income.

•	Assuming all post-IPO shares were outstanding in each of the two quarters, cash net income per share was $0.25 in the fourth quarter 2005, compared to $0.21 during the same period in 2004. Cash net income per share was $0.96 for full year 2005, a 39.1% increase compared to 2004.

•	Adjusted EBITDA, a non-GAAP measure of operating cash flow, was $36.3 million for the fourth quarter 2005, a 3.6% decrease compared to the fourth quarter 2004. Adjusted EBITDA was $146.4 million for full year 2005, a 9.4% increase compared to 2004.

Additional information reconciling Syniverse’s adjusted EBITDA, adjusted net income and cash net income is set forth below.

“Throughout our first year as a publicly traded company, Syniverse met or exceeded each of our key financial targets. Net revenues grew by over 7% this year, and the operating leverage in our business combined with the

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Syniverse Technologies • One Tampa City Center, Suite 700, Tampa, FL 33602 • Tel +1 888.724.3579 • Outside North America +1 813.209.5944

www.syniverse.com

Page two/Syniverse 2005 Earnings

restructuring of our balance sheet enabled us to translate this revenue gain into a 39% increase in cash net income,” said Chairman Ed Evans. “We also had a solid fourth quarter and met our quarterly guidance despite the impact of a major contract renewal that occurred earlier than planned.”

“Syniverse achieved solid financial results in 2005,” said Chief Financial Officer Ray Lawless. “The company generated substantial cash flow in 2005 and significantly transformed the balance sheet, paying down over $97 million in debt during the year, while ending the year with a cash balance of $49.3 million.”

“2005 was a strong year for Syniverse as we continued to strengthen our position in the U.S. wireless market while positioning the company for further growth internationally. The Vodafone win, our success in renewing or signing several major U.S. clearinghouse services customers and high levels of customer interest in several of our new wireless data and messaging solutions reaffirm our enthusiasm for the company’s strategy and prospects.” said President and CEO Tony Holcombe.

“Despite favorable industry trends, however, a number of factors will weigh on 2006 financial results. First, in Europe, we have been investing significantly in our clearinghouse platform and have signed several major customers, but now believe longer migration times for new customers like Vodafone will likely push some of the revenues expected in 2006 to 2007. Second, over the past quarter we have renewed several major customer contracts often with pricing concessions in exchange for longer terms. Although we expect volume increases to more than off-set these pricing concessions over time, we now believe 2006 revenue from these customers will be lower than our previous expectations. And finally, despite significant interest by many carriers in our new services, we are now expecting slower adoption of several of our newer services due to delayed carrier purchasing decisions. As a result, we expect net revenue to be in the range of $330 to $340 million in 2006, but will maintain tight cost controls to manage to our historic margins.”

Fourth Quarter/Full Year 2005 Service Line Revenue

Technology Interoperability Services

Technology Interoperability revenue was $27.4 million in the fourth quarter 2005, a 3.0% year-over-year increase.

Technology Interoperability Services revenue for full year 2005 was $108.4 million, a 33.7% increase over 2004, primarily driven by increases in our GSM clearing, increases in Message Manager and UniRoam, in addition to the benefit of the acquisition of IOS North America.

Network Services

Network Services revenue was $31.2 million in the fourth quarter 2005, a 4.3% year-over-year decrease.

Network Services revenue was $132.1 million for full year 2005, a 1.3% increase over 2004, primarily driven by GSM transport and calling name database services, partially offset by competitive pricing.

Number Portability Services

Number Portability revenue was $13.3 million in the fourth quarter 2005, a 5.4% year-over-year decrease.

Number Portability Services revenue was $50.8 million for full year 2005, a 4.9% increase over 2004, primarily driven by higher volumes.

Call Processing Services

Call Processing Services revenue was $7.7 million in the fourth quarter 2005, an 11.5% year-over-year decrease

Call Processing Services revenue was $28.6 million for full year 2005, a 17.2% decrease compared to 2004, primarily driven by the continued migration of carriers off our call processing platform to implement direct SS7 connections. This decline was partially offset by a strong year-over-year increase in revenues from Signaling Solutions.

Enterprise Solutions

Enterprise Solutions revenue was $2.5 million in the fourth quarter 2005 and $11.0 million for full year 2005.

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Off-Network Database Queries (Pass-Thru)

Pass-thru revenue for the fourth quarter 2005 was $1.5 million and $10.8 million for full year 2005.

Fourth Quarter 2005 Business Highlights

Key customer contract wins:

•	Secured a global contract to provide GSM clearing and settlement services to Vodafone Group Plc

•	Renewed clearing and settlement contract with T-Mobile USA

•	Expanded presence in Asia Pacific with contract to supply China Unicom Macau with voice roaming services

Full Year 2005 Business Highlights

•	Key customer contract wins and implementations:

•	North America

•	Cingular Wireless, the largest wireless service provider in the United States - clearing and settlement services

•	Sprint Nextel, the third largest wireless service provider in the United States - multiple wireless roaming services

•	T-Mobile – clearing and settlement services

•	Europe

•	Vodafone Group Plc - global contract to provide GSM clearing and settlement services

•	KPN Telecom in The Netherlands - GSM SS7 transport and interstandard SMS

•	Implemented services for SFR, Comfone and Saudi Telecom

•	Asia Pacific

•	China Unicom Macau - voice roaming services

•	KDDI, Japan’s leading CDMA operator - UniRoamSM interstandard, international roaming

•	Tata Teleservices, one of India’s largest and fastest growing mobile phone service providers - international wireless roaming services

•	Two leading GSM mobile operators in Hong Kong - SCCP gateway services

•	Australia’s leading mobile operator – mobile data roaming services

•	New services launched:

•	1xRTT/1xEV-DO CRX solution enabling mobile data roaming for more than 115 million CDMA subscribers worldwide

•	Multi-media messaging interoperability gateway services

•	Mobile content delivery infrastructure

•	Wireless AMBER Alerts Notification Platform for the launch of Wireless AMBER Alerts™, an initiative sponsored by CTIA – The Wireless Association and the National Center for Missing & Exploited Children®

•	Capital restructuring:

•	Completed IPO of 17.6 million common shares

•	Redeemed $176.5 million of preferred stock and related dividends

•	Converted remaining preferred stock and related dividends into 10.2 million common shares, eliminating all preferred shares and hence the dividend obligation

•	Tendered $85.8 million of 12 3/4% debt resulting in approximately $11 million in annual interest savings, and subsequently refinanced the remaining 12 3/4% high yield notes, with 7 3/4% notes resulting in approximately $6.7 million in annual interest savings

•	Replaced credit facility, reducing interest rates and increasing flexibility

•	Headquarters relocation:

•	Signed a lease agreement to move the company’s corporate headquarters to a building that better meets existing needs and provides the facilities necessary to meet planned growth

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Outlook

The company provides the following estimates for 2006:

	First Quarter	Full Year
Net Revenues	$71 million - $73 million	$330 million - $340 million
Adjusted EBITDA	$26 million - $28 million	$135 million - $145 million
Cash Net Income	$10 million - $12 million	$60 million - $70 million

Non-GAAP Measures

Syniverse’s Adjusted Net Income is determined by adding the following to net income (loss): provision for income taxes, restructuring costs, impairment losses on intangible assets, loss on disposal of assets, amortization of intangibles recorded in purchase accounting, loss on extinguishment of debt, headquarters facilities move expenses, transition expenses of integrating the IOS North America business and less the gain on the sale of securities to arrive at Adjusted Net Income (loss) before provision for income taxes. This adjusted pre-tax result is then further adjusted for a provision for income taxes at an assumed long-term tax rate of 39%, which excludes the effect of our NOLs.

Syniverse’s Cash Net Income is determined by adding the cash benefit of our tax-deductible goodwill to Adjusted Net Income. This benefit is a result of the differing treatments of approximately $362 million of goodwill on our balance sheet created primarily from our acquisitions from Verizon and of IOS North America. While not amortized for GAAP purposes, goodwill amortization is deductible in calculating our taxable income and hence reduces cash tax liabilities.

We present Adjusted Net Income and Cash Net Income because we believe that Adjusted Net Income and Cash Net Income provide useful information regarding our operating results, in addition to our GAAP measures. We believe that Adjusted Net Income provides our investors with valuable insight into our profitability exclusive of unusual adjustments, and Cash Net Income provides further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes. Neither of these measures should be reviewed without consideration of our net income and other GAAP measures.

Syniverse’s Adjusted EBITDA is determined by adding the following to net income (loss): net interest expense, provision for income taxes, depreciation, loss on disposal of assets, amortization, impairment losses on intangible assets, restructuring charges, loss on extinguishment of debt, headquarters facilities move expenses, the transition expenses of integrating the IOS North America business and less the gain on the sale of marketable securities. A reconciliation of Adjusted EBITDA, Adjusted Net Income and Cash Net Income to net income (loss) is presented in the financial tables contained herein.

We present Adjusted EBITDA because we believe that Adjusted EBITDA provides useful information regarding our continuing operating results. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. We also review Adjusted EBITDA to compare our current operating results with corresponding periods and with the operating results of other companies in our industry. In addition, we also utilize Adjusted EBITDA as an assessment of our overall liquidity and our ability to meet our debt service obligations.

We believe that Adjusted EBITDA, Adjusted Net Income and Cash Net Income are useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that these measures can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items, which do not directly affect our ongoing operating performance or cash flows. Adjusted EBITDA, Adjusted Net Income and Cash Net Income have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for net income, cash flows from operating activities and other consolidated income or cash flows statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA should not be considered

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a measure of discretionary cash available to us to invest in the growth of our business, and Adjusted Net Income and Cash Net Income should not be considered as a replacement for net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income and Cash Net Income as supplemental information.

Fourth Quarter/Full Year 2005 Earnings Call

Syniverse Technologies (NYSE: SVR) will release fourth quarter 2005 results after the market closes on Thursday, Feb. 23, 2006 and host a conference call at 4:30 p.m. (ET) to discuss these results. To participate on this call, please dial 1 (866) 202-4683 (for U.S. callers) or +1 (617) 213-8846 (international direct dial). The pass code for this call is 39437131.

This event will be Webcast live over the Internet in listen-only mode at www.syniverse.com/investorevents.

A replay of this call will be available beginning Thursday, February 23, 2006 at 7:30 p.m. (ET) through Monday, March 6, 2006, 5:00 p.m. (ET). To access the replay, please dial 1 (888) 286-8010 (for U.S. callers), or +1 (617) 801-6888 (international direct dial). The replay pass code is 65136057.

In addition, this earnings call will be archived on the Syniverse Technologies Corporate Web site under Investors - Webcasts and Presentations.

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About Syniverse

Syniverse is a leading provider of mission-critical technology services to wireless telecommunications companies worldwide. Syniverse solutions simplify technology complexities by integrating disparate carriers’ systems and networks in order to provide seamless global voice and data communications to wireless subscribers. Carriers depend on Syniverse’s integrated suite of services to solve their most complex technology challenges and to facilitate the rapid deployment of next generation wireless services. Syniverse provides services to over 350 telecommunications carriers in more than 50 countries, including the ten largest U.S. wireless carriers and six of the ten largest international wireless carriers. Headquartered in Tampa, Fla., U.S.A., Syniverse has offices in major cities throughout North America, The Netherlands and the United Kingdom and a global sales force in the United Kingdom, Luxembourg, Italy, China, Hong Kong, Brazil, Slovakia and India. For more information, visit www.syniverse.com

Cautions about Forward-Looking Statements

This presentation contains forward-looking statements, including statements about business outlook and strategy, and statements about historical results that may suggest trends for our business. These statements are based on estimates and information available to us at the time of this presentation and are not guarantees of future performance. Actual results could differ materially from our current expectations as a result of many factors, including: unpredictable quarterly fluctuations in our business; the effects of competition or consumer and merchant use of our service; any adverse changes in our agreements with our listings providers; the impact of international expansion efforts on our business; and changes in our tax status. These and other risks and uncertainties associated with our business are described in our filings with the Securities and Exchange Commission.

Syniverse Holdings, Inc

Condensed Consolidated Statements of Operations (unaudited)

(In thousands except per share information)

	Quarter Ended December 31, 2004	Quarter Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2005
Technology Interoperability Services	$26,570	$27,368	$81,077	$108,429
Network Services	32,655	31,246	130,408	132,120
Number Portability Services	14,014	13,260	48,478	50,836
Call Processing Services	8,737	7,735	34,569	28,619
Enterprise Solution	3,193	2,500	14,122	11,026

Revenues excluding Off Network Database Queries	85,169	82,109	308,654	331,030
Off Network Database Queries	3,143	1,509	23,749	10,761

Total Revenues	88,312	83,618	332,403	341,791

Cost of operations	33,501	30,715	138,484	129,190

Gross Margin	54,811	52,903	193,919	212,601

Gross Margin %	62.1%	63.3%	58.3%	62.2%
Gross Margin % before Off Network Database Queries	64.4%	64.4%	62.8%	64.2%

Sales and marketing	5,185	5,643	20,244	23,344
General and administrative	13,886	13,213	41,774	49,396
Depreciation and amortization	11,649	11,494	41,972	46,815
Restructuring	—	—	289	143
Impairment losses on intangible assets	5,074	—	14,056	—

Operating income	19,017	22,553	75,584	92,903

Other expense, net
Interest expense, net	(12,542)	(6,428)	(51,780)	(32,690)
Loss on extinguishment of debt	—	—	—	(42,804)
Other, net	—	1,442	(12)	1,436

	(12,542)	(4,986)	(51,792)	(74,058)

Income before provision for income taxes	6,475	17,567	23,792	18,845

Provision for income taxes	2,221	2,294	8,729	9,041

Net income	4,254	15,273	15,063	9,804

Preferred stock dividends	(8,186)	—	(31,564)	(4,195)

Net income (loss) attributable to common stockholders	$(3,932)	$15,273	$(16,501)	$5,609

Net income (loss) per share
Basic	$(0.10)	$0.23	$(0.41)	$0.09
Diluted	$(0.10)	$0.23	$(0.41)	$0.09
IPO pro forma(1)	$0.06	$0.23	$0.22	$0.14

Shares used in calculation
Basic	39,838	66,518	39,838	61,973
Diluted	39,838	67,345	39,838	62,978
IPO pro forma(2)	67,667	67,667	67,667	67,667

Notes:

1)	Assumes no preferred stock dividends since all of the outstanding preferred stock was either redeemed or converted to common shares after our IPO.
2)	Assumes shares outstanding after our IPO were outstanding for the full period above.

Selected Balance Sheet Data (unaudited): (in thousands)	As of December 31, 2005
Cash	$49,294
Senior subordinated notes, net of discount	$189,469
Term note B	178,325

Total debt	$367,794

Common stock and additional paid-in capital	$457,210
Accumulated deficit and other comprehensive income	(134,571)

Total stockholders’ equity	$322,639

Syniverse Holdings, Inc

Reconciliation of Non GAAP Measures to GAAP (unaudited)

(In thousands except per share information)

	Quarter Ended December 31, 2004	Quarter Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2005
Reconciliation to adjusted EBITDA
Net income	$4,254	$15,273	$15,063	$9,804
Interest expense, net	12,542	6,428	51,780	32,690
Loss on extinguishment of debt	—	—	—	42,804
Provision for income taxes	2,221	2,294	8,729	9,041
Depreciation and amortization	11,649	11,494	41,972	46,815
Restructuring	—	—	289	143
Impairment losses on intangible assets	5,074	—	14,056	—
Loss from disposal of assets	—	—	—	612
IOS North America transition expenses	1,937	704	1,937	3,777
Facilities move expense	—	1,567	—	2,172
(Gain) on sale of marketable securities	—	(1,446)	—	(1,446)

Adjusted EBITDA	$37,677	$36,314	$133,826	$146,412

	Quarter Ended December 31, 2004	Quarter Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2005
Reconciliation to adjusted net income and cash net income
Net income	$4,254	$15,273	$15,063	$9,804
Add provision for income taxes	2,221	2,294	8,729	9,041

Income before provision for income taxes	6,475	17,567	23,792	18,845

Restructuring	—	—	289	143
Impairment losses on intangible assets	5,074	—	14,056	—
Loss from disposal of assets	—	—	—	612
Purchase accounting amortization	6,423	5,774	22,696	24,359
IOS North America transition expenses	1,937	704	1,937	3,777
Facilities move expense	—	1,655	—	2,671
Loss on extinguishment of debt	—	—	—	42,804
(Gain) on sale of marketable securities	—	(1,446)	—	(1,446)

Adjusted income before provision for income taxes	19,909	24,254	62,770	91,765

Less assumed provision for income taxes at 39%	(7,765)	(9,459)	(24,480)	(35,788)

Adjusted Net Income	12,144	14,795	38,290	55,977

Add cash savings of tax deductible goodwill(1)	2,300	2,300	8,592	9,201

Cash net income	$14,444	$17,095	$46,882	$65,178

Adjusted net income per share after IPO	$0.18	$0.22	$0.57	$0.83
Cash net income per share after IPO	$0.21	$0.25	$0.69	$0.96
Shares outstanding after IPO(2)	67,667	67,667	67,667	67,667

1)	Represents the cash benefit realized currently as a result of the tax deductibility of goodwill amortization
2)	Assumes shares outstanding after our IPO were outstanding for all periods above.